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                                                                     Exhibit 5


                        Wisconsin Electric Power Company
                    231 West Michigan Street, P. O. Box 2046
                           Milwaukee, Wisconsin 53201


April 27, 2000



Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

         Re: Wisconsin Gas Company Local 7-0018 Savings Plan Wisconsin Gas Company Local 7-0018-1 Savings Plan Wisconsin Gas Company Employees' Savings Plan Sta-Rite Industries Incentive Savings Plan
                  Hypro Corporation 401(k) and Profit Sharing Plan SHURflo 401(k) Profit Sharing Plan

Ladies and Gentlemen:

I am providing this opinion in connection with the Registration Statement of Wisconsin Energy Corporation (the "Company") on Form S-8 (the "Registration Statement") relating to the above-referenced plans (the "Plans") to be filed for the registration under the Securities Act of 1933, as amended (the "Act"), of an indeterminate amount of interests in the Plans and an aggregate of 2,000,000 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company to be sold to participants pursuant to the Plans, as contemplated by the Registration Statement. The Plans are maintained for the benefit of employees of WICOR, Inc. ("WICOR") and its subsidiaries. On April 26, 2000, WICOR became a wholly owned subsidiary of the Company through the merger of CEW Acquisition, Inc. ("Acquisition"), a wholly owned subsidiary of the Company, with and into WICOR pursuant to an Agreement and Plan of Merger by and among the Company, WICOR and Acquisition dated as of June 27, 1999, as amended (the "Merger Agreement"). Shares of Common Stock for the Plans may be purchased in market transactions or may be authorized but unissued or treasury shares acquired directly from the Company.

I am Law Director and an employee of Wisconsin Electric Power Company, the Company's principal subsidiary. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I or the attorneys in the Legal Services Department of Wisconsin Electric Power Company have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Merger Agreement; (iv) the Plans; (v) the corporate proceedings relating to the authorization for the sale of the Shares pursuant to the Plans in accordance with the Merger Agreement; and (vi) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

         (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.
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Wisconsin Energy Corporation
April 27, 2000
Page 2

         (2) The Shares to be sold from time to time pursuant to the Plans which are original issuance or treasury shares will, when issued as and for the consideration contemplated by the Plans, be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Sally R. Bentley

Sally R. Bentley
Law Director
Wisconsin Electric Power Company